EXHIBIT 99.1

ANSYS Appoints Nicole Anasenes and Glenda Dorchak to Board of Directors

PITTSBURGH, Aug. 02, 2018 (GLOBE NEWSWIRE) -- ANSYS, Inc. (NASDAQ:ANSS) today announced the expansion of its board of directors from eight members to ten, effective July 31, 2018.

Joining ANSYS’ board are:

Nicole Anasenes has spent her 20+ year career in tech building and transforming businesses. She currently serves as the Chief Financial Officer and Chief Operating Officer of Squarespace, a fast-growing software platform that empowers millions of people to share their stories, build their businesses and engage their customers with an impactful, stylish online presence. Since joining Squarespace, she’s been helping the business transform to support continued growth and change. Prior to her current role, she was Chief Financial Officer of Infor, one of the largest providers of enterprise applications in the world. During her tenure at Infor, she helped lead the transition of their business model into a SaaS model, which changed the growth trajectory of the company and transformed the way its clients consumed enterprise applications. Before joining Infor, she spent 17 years with IBM in various leadership positions in Corporate Finance, M&A and market development. Her roles spanned hardware, software and services and included driving businesses in both mature and emerging markets. She holds an MBA from The Wharton School of the University of Pennsylvania and a Bachelor’s degree from New York University.

Glenda Dorchak is a technology industry veteran with deep leadership and operating expertise running hardware and software businesses in the computing and communications technology sectors that enable today’s Internet of Things. Her operating expertise was groomed over 22 years with IBM where she held a broad set of management and executive roles including General Manager PC Direct North America and global Customer Relationship Marketing executive for the Personal Systems Group. She went on to become CEO of pioneering e-retailer Value America before joining Intel Corporation as Vice President & COO Intel Communications Group and later holding several VP & General Manager roles including GM of the Consumer Electronics Group. Her focus on connected embedded products and technologies continued with CEO roles at software providers Intrinsyc and VirtualLogix. Ms. Dorchak also served as EVP & General Manager Global Business for Spansion, a leading provider of non-volatile memory solutions that was acquired by Cypress Semiconductor. She currently serves on the boards of Mellanox Technologies, Energy Focus and Quantenna.

Ajei Gopal, President and CEO of ANSYS, said, “Ms. Dorchak and Ms. Anasenes are outstanding additions to our board of directors. We expect to benefit greatly from their tremendous expertise in technology, finance and governance, as we seek to leverage their business acumen to continue our momentum and execute our Pervasive Simulation strategy.” Ronald W. Hovsepian, lead independent director of ANSYS, added, “Nicole brings valuable finance and operations expertise, while Glenda brings tremendous technology and governance expertise to our Board. Both are accomplished executives with extensive experience at leading technology companies. Glenda will be a member of the Compensation Committee and Nicole will become a member of the Audit Committee.”

About ANSYS, Inc.

If you've ever seen a rocket launch, flown on an airplane, driven a car, used a computer, touched a mobile device, crossed a bridge, or put on wearable technology, chances are you've used a product where ANSYS software played a critical role in its creation. ANSYS is the global leader in Pervasive Engineering Simulation. We help the world's most innovative companies deliver radically better products to their customers. By offering the best and broadest portfolio of engineering simulation software, we help them solve the most complex design challenges and create products limited only by imagination. Founded in 1970, ANSYS employs thousands of professionals, many of whom are expert M.S. and Ph.D.-level engineers in finite element analysis, computational fluid dynamics, electronics, semiconductors, embedded software and design optimization. Headquartered south of Pittsburgh, Pennsylvania, U.S.A., ANSYS has more than 75 strategic sales locations throughout the world with a network of channel partners in 40+ countries. Visit www.ansys.com for more information.

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Contact:
Investors:
Annette Arribas
724.820.3700
annette.arribas@ansys.com

Media:
Amy Pietzak
724.820.4367
amy.pietzak@ansys.com